Exhibit (c)(5)

Consolidated Lear

CONFIDENTIAL

Improvement Plan - Risks / Opportunities

($ millions)	2005 Actuals	2006 Actuals	2007 Plan (Revised)*	2008 Plan (Base)	2009 Plan (Base)	2010 Plan (Base)
Sales - Commercial	$ 17,089.2	$ 17,838.9	$ 15,104.4	$ 14,805.6	$ 14,492.3	$ 14,909.5
Sales - Intercompany	-	-	-	-	-	-
Sales - Total	**$ 17,089.2**	**$ 17,838.9**	**$ 15,104.4**	**$ 14,805.6**	**$ 14,492.3**	**$ 14,909.5**
Total Cost of Goods Sold	16,353.2	16,911.2	14,009.8	13,660.0	13,283.5	13,614.9
Total COGS as % of Sales	95.7%	94.8%	92.8%	92.3%	91.7%	91.3%
Gross Margin	**736.0**	**927.7**	**1,094.6**	**1,145.6**	**1,208.9**	**1,294.7**
% sales	4.3%	5.2%	7.2%	7.7%	8.3%	8.7%
SG&A	630.6	646.8	607.0	560.9	524.8	514.1
% sales	3.7%	3.6%	4.0%	3.8%	3.6%	3.4%
Operating Income	**106.4**	**281.0**	**487.6**	**584.6**	**684.1**	**780.5**
% sales	0.6%	1.6%	3.2%	3.9%	4.7%	5.2%
EBITDA	**498.8**	**673.2**	**810.2**	**924.5**	**1,009.7**	**1,089.4**
Depreciation and Amortization	393.4	392.2	322.6	339.9	325.7	308.8
Capital Expenditures	568.4	347.6	246.1	234.8	249.7	225.0
Restructuring Costs (OI) (Included in Above)	**(106.3)**	**(105.6)**	**(104.2)**	**(120.5)**	**(67.6)**	**(45.9)**

* Excludes ISD operations included in the IAC NA transaction on a full year basis; includes residual ISD operations with 2007 sales of $144 million

Note: Includes $112.8M and $10.0M of other special charges in 2005 and 2006, respectively

Directional Financial Impact to Above

Risk / Opportunity to Long Range Plan	2008 Sales	2008 EBITDA	2009 Sales	2009 EBITDA	2010 Sales	2010 EBITDA
Volume / Mix - North America (Current Industry Outlook)	$ (510)	$ (51)	$ (785)	$ (79)	$ (975)	$ (97)
- Key Platforms = 75% of N.A. Seating Sales, 50% of N.A. E/E Sales *Production Outlook per JD Power to decline: demand and capacity reduction Down 300K-400K units in 2009/2010*						
- Big Three Production Outlook per JDP down ~900K units in 2009 / 2010 timeframe						
- Fixed cost / capacity reductions to drive conversion below historical variable margin						
Conquest Business - North America Electrical / Electronics	$ 150	$ 15	$ 190	$ 19	$ 280	$ 28
Purchasing: Commodity Prices, Supplier Compression, In-sourcing		$ 15		$ 30		$ 40
Asian Margin / China Production Volumes - Seating	$ 50	$ 10	$ 50	$ 10	$ 50	$ 10
Interiors Transaction Assumptions	$ (363)	$ (19)	$ (84)	$ (7)	$ (75)	$ (6)
- Certain Asian / Asian OEM operations no longer to be retained						
Corporate HQ Cost Reductions		$ 10		$ 10		$ 10
F/X Rates	$ 615	$ 30	$ 590	$ 27	$ 565	$ 25
- Euro assumption increased to 1.30/$ from 1.20/$						

LEAR CORPORATION